Exhibit 99.2

STATE OF NEW HAMPSHIRE

PUBLIC UTILITIES COMMISSION

DG 08-048

UNITIL CORPORATION AND NORTHERN UTILITIES, INC.

Joint Petition for Approval of Stock Acquisition

Order Approving Settlement Agreement

ORDER NO. 24,906

October 10, 2008

APPEARANCES: Scott J. Mueller, Esq., of Dewey & LeBoeuf LLP, and Gary Epler, Esq., for Unitil Corporation; Douglas L. Patch, Esq., of Orr & Reno, P.A., and Mark Kempic, Assistant General Counsel of NiSource Corporate Services Company, for Northern Utilities, Inc.; Shawn J. Sullivan, Esq., of Cook, Kenison, Bedard & Sullivan, P.A., for United Steel Workers of America Local 12012-6; Alan Linder, Esq., of New Hampshire Legal Assistance, for Mary Polcheis; Meredith A. Hatfield, Esq., of the Office of Consumer Advocate, on behalf of residential utility ratepayers; and Edward N. Damon, Esq. for the Staff of the Public Utilities Commission.

I.	PROCEDURAL HISTORY

On March 31, 2008, Unitil Corporation (Unitil) and Northern Utilities, Inc. (Northern) (also referred to as the Joint Petitioners) filed a joint petition for approval, pursuant to RSA 374:33 and RSA 369:8, II (b), of Unitil’s acquisition of Northern by means of Unitil’s purchase of all the common stock of Northern.

Unitil’s principal business is the retail distribution of electricity through its subsidiary, Unitil Energy Systems, Inc. (UES), in the seacoast and capital regions of New Hampshire and electricity and natural gas through its subsidiary, Fitchburg Gas and Electric Light Company (Fitchburg), in the greater Fitchburg area of Massachusetts. Together, Unitil’s two distribution utilities serve about 100,000 customers in Massachusetts and New Hampshire.

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Fitchburg serves about 15,000 gas customers. Northern provides natural gas distribution services to approximately 52,000 customers in 44 New Hampshire and southern Maine communities, from Atkinson in the south, to the Lewiston-Auburn area of Maine in the north. Northern’s immediate parent is Bay State Gas Company (Bay State). NiSource, Inc. (NiSource), a public utility holding company based in Indiana, owns all the common stock of Bay State and Granite State Gas Transmission, Inc. (Granite). Granite owns and operates a federally regulated interstate pipeline located in Maine, New Hampshire and Massachusetts, serving Northern’s distribution system in Maine and New Hampshire.

Under the proposed transaction, Bay State will sell its shares of Northern, and NiSource will sell its shares of Granite, to Unitil for an aggregate purchase price of $160 million, plus a net working capital adjustment, with the purchase to be financed by newly issued Unitil common stock and debt securities issued by Northern. The Joint Petitioners did not seek the Commission’s approval for Unitil’s acquisition of Granite.

On April 8, 2008, the Office of Consumer Advocate (OCA) notified the Commission that it would be participating in the docket on behalf of residential ratepayers pursuant to RSA 363:28. On April 24, 2008, the Commission issued an order of notice scheduling a prehearing conference for May 14, 2008. On May 5, 2008, United Steel Workers of America Local 12012-6 (Local 12012-6) filed a motion to intervene and, on May 9, 2008, Granite State Electric Company d/b/a National Grid and EnergyNorth Natural Gas, Inc. d/b/a National Grid NH (collectively, National Grid) and Hess Corporation also filed motions to intervene. On May 16, 2008, Mary Polcheis, a low-income residential heating customer of Northern, filed a motion for late-filed intervention through her attorneys, New Hampshire Legal Assistance (NHLA).

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On May 22, Commission Staff filed a report of the technical session held on May 14, 2008, including a proposed procedural schedule. The Commission issued Order No. 24,860, (June 3, 2008) approving the procedural schedule and granting intervention. The order contemplated the consolidation of this docket and a debt financing filing to be made by Unitil,1 for purposes of discovery, testimony and hearing.

During the proceedings, certain modifications to the procedural schedule were made and Unitil and Northern filed 10 motions for confidential treatment, one of which revised and supplemented an earlier one. The Commission will issue its rulings on these motions in a subsequent order. On July 10, 2008, the Commission issued a secretarial letter consistent with Order No. 24,860 confirming that the procedural schedule, as modified, also applied to Docket No. DG 08-079, the companion financing docket. The letter stated that all parties to Docket No. DG 08-048 would be deemed to be parties to Docket No. DG 08-079 without further action on their part, unless they notified the Commission otherwise. The letter also provided that such parties would participate in the docket subject to any limitations specified in Order No. 24,860,

On July 16, 2008, OCA, Local 12012-6 and Staff filed testimony, with additional Staff testimony filed on July 22. On August 14, 2008, Local 12012-6 filed a requested addendum to be incorporated into any proposed settlement agreement. On August 15, 2008, Staff filed a settlement agreement between Unitil, Northern, OCA, Mary Polcheis and Staff and a hearing on the settlement agreement was held on August 19, 2008. Pursuant to the settlement agreement, Unitil filed a report on the status of the transition plan on September 16, 2008 and it filed a report regarding the status of its debt financing efforts on September 19, 2008.

[1]	The debt financing filing was made on May 30, 2008 and docketed as DG 08-079. Concurrently with this order, the Commission is issuing a separate order pertaining to the debt financing.

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II.	INITIAL POSITIONS

A. Joint Petitioners

The Joint Petitioners requested approval of Unitil’s acquisition of Northern pursuant to RSA 369:8, II, (b) and RSA 374:33 and sought approval for Northern to defer and amortize the transaction costs and transition costs associated with the acquisition over 10 years, although they did not seek ratepayer recovery of such costs. They also suggested that the Commission review the proposed amended and restated cash pooling and loan affiliate agreement and the proposed affiliate service agreement between Unitil Service Corp. and Northern. Finally, they indicated that in a separate filing Northern would be seeking the Commission’s approval to issue debt in connection with the proposed transaction.

The stock purchase agreement attached to the petition provides that Unitil will pay an aggregate purchase price of $160,000,000, plus a net working capital adjustment, for Northern and Granite. The purchase price is payable in cash and will be financed by Unitil through a combination of permanent capital consisting of debt and equity in approximately equal amounts. Northern’s additional working capital requirements on an on-going basis will be financed through Unitil’s cash pooling and loan agreement.

According to the petition, the equity portion of the financing will be obtained through a public offering of Unitil common stock, to be completed prior to the closing of the transaction. The debt portion of the financing will be accomplished by means of Northern’s issuance of up to $90 million of senior long term notes concurrent with the closing. This newly issued debt will refinance and replace the NiSource inter-company debt currently included in Northern’s capital structure, which will be redeemed in full prior to the completion of the transaction. After the closing, Northern and Granite will continue to operate as stand-alone entities with their own assets, liabilities, accounting records and corporate identities.

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The petition describes a number of expected advantages to be gained from the proposed transaction. For example, the Joint Petitioners stated that the proposed transaction will result in an increased commitment to the communities served by Unitil and Northern. More specifically, they stated that Unitil is headquartered in New Hampshire and its officers and employees are community leaders, and the Joint Petitioners indicated those local ties will be strengthened and expanded into new communities with the addition of Northern’s facilities and employees. As stated in the petition, Unitil will also retain all 78 of Northern’s current employees and add more than 40 new positions following the acquisition of Northern, primarily in the areas of gas engineering, operations and customer service, thus increasing local employment and tax base and contributing to economic growth in the region. According to the petition, more than 12 of the new employees will be hired to work at Unitil’s customer service center in Concord. Finally, the Joint Petitioners stated that portions of UES’ and Northern’s service territories will overlap, which will increase convenience for many of Northern’s customers and provide opportunities to strengthen economic and community development and customer outreach programs.

The proposed transaction will increase Unitil’s customer base by approximately 45%. The Joint Petitioners stated that the combination of Northern with the Unitil companies would produce overall integration savings, referred to in the petition as “synergy savings,” of approximately $5.4 million per year (exclusive of the costs to achieve the savings) starting with the first full year following integration, 2010, of which Northern’s share would be approximately $2.3 million. In addition, they promised that there would be no changes to the rates, terms, or conditions of service provided to Northern for at least a year following the closing of the proposed transaction, even though Northern was anticipating the need for increased delivery rates in both Maine and New Hampshire.

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The Joint Petitioners also stated that Northern would benefit from Unitil’s corporate strategy of continually pursuing operational efficiencies and achieving cost savings, and from Unitil’s proven access to capital. In addition, they referred to Unitil’s well established local management and utility operating capabilities, including extensive experience with the New England regional gas markets through the activities of Unitil Service Corp. and Fitchburg, and they stated that the transition plan will ensure a seamless transition of supply responsibilities at Northern from Bay State to Unitil. Finally, they stated that Unitil is committed to excellence in customer service and reliability.

In terms of meeting the “no adverse effect” standard of RSA 369:8, II, (b),2 the petition cites Unitil’s commitment to freeze Northern’s delivery rates for at least a year, flow any synergy savings through to customers, and not seek recovery of the transaction and transition costs incurred to consummate the proposed transaction from New Hampshire ratepayers. In addition, the Joint Petitioners maintained that the proposed transaction will not have any adverse effect on the terms of contracts with Northern’s customers, suppliers, lenders, employees or vendors since Northern will honor all its existing contractual commitments. The petition also stated that: the focus of Unitil’s transition and integration efforts is not only to produce efficiency and synergy savings but also to seek and adopt ways to improve safe, adequate and reliable gas distribution service and operations; there will be no change in the regulatory policies applicable to Northern; and the transaction will have no adverse effect on the rates of UES.

[2]	Under this standard, to the extent the Commission’s approval is required by another statute for a merger or acquisition transaction involving parent companies of a public utility whose rates terms, and conditions of service are regulated by the Commission, the transaction must not have an adverse effect on rates, terms, service, or operation of the public utility within New Hampshire.

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In terms of meeting the standard set forth in RSA 374:33,3 the petition stated that the proposed transaction is subject to regulatory approvals from the Commission and the Maine Public Utilities Commission, as well as clearance under the United States anti-trust laws and other federal approvals. Approval of the shareholders of Unitil and NiSource to consummate the acquisition is not required, however.

B. United Steel Workers of America Local 12012-6

In support of its petition to intervene, Local 12012-6 stated that it represents certain individuals employed by Northern who live and work in New Hampshire. It maintained that the union and its 28 members are able to address issues of safety and efficiency as they relate to the natural gas industry, and its members have a substantial financial interest in the evolution of the industry as well as an interest as consumers. Local 12012-6 filed written testimony but did not introduce it at hearing.

C. Mary Polcheis through New Hampshire Legal Assistance

Mary Polcheis, through NHLA, stated in her filing subsequent to the prehearing conference that, as a low-income residential heating customer of Northern, she has an interest in this proceeding related to the impact of the proposed transaction on Northern’s low-income bill discount program, low-income energy efficiency program and low-income residential rates. She did not file written testimony.

D. OCA

In its pre-filed written testimony, OCA argued that the Joint Petitioners’ proposal, as filed, did not meet the “no net harm” test employed by the Commission in merger and acquisition cases. However, OCA stated that with the addition of certain elements, either adopted by the Joint Petitioners or imposed by the Commission as conditions, their proposal could meet the legal standard.

[3]	Under this standard, the acquisition must be lawful, proper and in the public interest.

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OCA addressed eight areas of concern: (1)service quality: (2) consumer transparency; (3) the transition from Northern’s systems to Unitil’s systems and the proposed transition services agreement; (4) “most favored nation” clause; (5) rate cap on Granite billings to Northern’s New Hampshire Division; (6) environmental remediation costs; (7) distribution rate protection for Northern’s customers; (8) and a future investigation regarding the regulation of Granite. OCA stated it did not address Northern’s energy efficiency and low income programs because Unitil had already committed to maintain and improve them.

OCA stated that the service quality standards currently applicable to Northern, which are subject to automatic monetary penalties for non-compliance, should be continued in effect, and that three additional standards should be imposed, which relate to average speed of answer for billing, service and credit calls, monthly number of abandoned calls, and monthly average time to abandon. OCA proposed that automatic $5,000 penalties be triggered if these indices deteriorate.

Regarding consumer transparency, OCA argued that Unitil should make specific commitments to ensure that customers are kept informed about the acquisition of Northern. Specifically, OCA suggested that Unitil provide draft copies of customer correspondence to the parties and Staff for review and comment. OCA also maintained that there needs to be an on-going dialogue between the Joint Petitioners, the other parties and Staff regarding the progress of, and any issues arising during, the transition from NiSource to Unitil management and planned system cutovers.

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Consistent with its previous position in merger and acquisition dockets, OCA argued that a “most favored nation” clause is necessary to prevent Northern’s New Hampshire customers from being harmed by regulatory rulings in another jurisdiction and to ensure that New Hampshire customers receive all benefits provided to customers in other jurisdictions.

OCA stated that the policy of recovering environmental remediation expenses from ratepayers in the state in which the sites are located and the company/customer sharing mechanism currently in place should be continued. In addition, OCA argued that NiSource should agree to cap Unitil’s potential liability and financial exposure with respect to environmental remediation expenses at currently estimated levels.

OCA stated that protections for Northern’s ratepayers are warranted because although Unitil is not seeking a distribution rate increase at this time, the proposed cost structure for the combined company could lead to higher rates sooner than under NiSource. Even accepting Unitil’s prediction of synergy savings, which OCA does not because they are hypothetical, OCA stated that changes to rate base and the cost of debt from the proposed transaction may lead to increases in distribution rates ranging from 0.6% to 7.2%. The OCA proposed that for rate base purposes in future rate proceedings, Unitil be required to provide ratepayers with the benefit of Northern’s accumulated deferred income tax balances until such time as Unitil’s deferred income taxes equal or exceed what Northern’s would have been absent the proposed transaction. OCA also argued that Unitil should not be allowed to include in rate base an estimated $3 million of integration costs that would not have been incurred absent the proposed transaction, and should be required to use Northern’s lower cost of debt for ratemaking purposes until that debt would have been retired in the normal course.

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Regarding the regulation of Granite, OCA argued that Unitil should fully cooperate with the Maine and New Hampshire Commissions, the other parties and Staff in determining whether customers would be better served by integrating Granite into Northern in the future and if such a determination is made, Unitil should agree not to oppose it.

E. Staff

Staff offered pre-filed testimony addressing service quality, gas operations, gas safety, rate-related matters, and other matters, including synergy savings, impact of the proposed transaction on Unitil’s electric customers and transaction financing. In terms of service quality, Staff noted that Northern has successfully complied with the required levels established in Docket No. DG 01-182, see Northern Utilities, Inc., Order No. 24,075 (2002). Staff expressed some concern about Unitil’s ability to meet those standards given UES’ service quality experience in recent years and Unitil’s current staffing plans. Staff stated that more employees must be added to Unitil’s call center in Concord to handle the approximately 99,000 additional calls annually that Northern handles from Maine and New Hampshire customers. Staff stated that deterioration in Northern’s performance regarding the percent of calls that are abandoned, an average of 0.7% and 0.8% in 2006 and 2007, and to Unitil’s reported call center performance of 8.5% in 2007 would result in net harm to customers. Staff recommended that a new service quality level be adopted for percent of abandoned calls, i.e., 1%, that would not be subject to automatic penalties unless Unitil failed to comply for 6 consecutive months. Finally, Staff commented favorably on the benefits of local ownership and management of Northern and of Unitil’s familiarity with the State and local communities.

Regarding gas operations, Staff assessed Unitil’s energy contracts, gas control and gas dispatch functional groups and their managerial and technological suitability to manage

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Northern’s gas supply portfolio and its gas control and gas dispatch functions, including utilization of the Granite pipeline. Staff noted that Unitil’s Fitchburg subsidiary serves approximately 15,000 gas customers in Massachusetts compared to Northern’s 52,000 customers. On the other hand, both utilities have similar load shapes and supply portfolios consisting of natural gas pipeline supply with some LNG and propane air capabilities. Staff described the gas supply and gas dispatch personnel employed by Unitil Service Corp. and Fitchburg as knowledgeable, experienced and professional.

Staff noted that Unitil will need to implement Northern’s approved hedging policy for gas supply and Northern will need to continue to adhere to the Commission’s affiliate transactions rules with respect to Granite and other companies. And, according to Staff, Unitil will be expected to provide the kind of leadership within the PNGTS shipper group that Northern is now providing in the PNGTS rate case at FERC. Staff commented that Unitil will be faced with challenges related to managing a more complex supply portfolio and meeting larger supply resource.

Staff’s Safety Division discussed the general scope and size of the integration, the bare steel replacement program, maintenance or improvement of emergency response times, technical management of operations centers, coordination of service work and the relationship between Granite and Northern. It concluded that Unitil’s integration plan appears to minimize, but cannot guarantee that no disruption in business processes will occur. Safety Division Staff commented that Northern has reduced the amount of bare steel mains from approximately 127 miles in 1990 to less than 40 miles in 2007. In Safety Division Staff’s view, such reduction has resulted in a safer, more reliable system and it recommended that this project be completed within a specified time frame.

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Safety Division Staff’s primary concern with emergency response times relates to the possibility of delays in responding to emergency leaks and odor complaints in the Atkinson, Plaistow and Salem area, which includes approximately 2,000 customers, or about 10% of Northern’s New Hampshire customers, currently served by Bay State from its nearby field office in Lawrence, Massachusetts. Safety Division Staff also expressed some concern with Unitil’s managerial and technical experience in operating Granite. Safety Division Staff believes that state jurisdiction over Granite would be in the public interest and suggested that the Commission condition its approval of the acquisition to require Granite to file for an exemption from FERC and Pipeline Hazardous Material Safety Administration regulation within one year.

Regarding rate-related matters, Staff stated that the acquisition as initially proposed would not meet the “no net harm” standard because of the risk of higher rates after the acquisition. According to Staff, three factors will negatively impact rates, depending on the timing of a rate case: (1) Unitil’s exercise of the section 338(h)(10) tax election which would immediately eliminate Northern’s accumulated deferred income tax balances; (2) a higher cost of debt; and (3) integration costs of approximately $3 million for which Unitil intends to seek recovery. Staff estimated the cumulative impact on Northern’s revenue requirement would be approximately $2.6 million, compared to only $2.3 million of integration savings predicted in the original filing.

Staff stated that to comply with new, federally mandated pipeline integrity management requirements, Granite has invested approximately $7.5 million and expects to invest another $6.7 million through 2012. Although Granite has not yet filed for a rate increase, it has calculated a substantial revenue deficiency for each of the last two years and it expects to file for a rate increase after the acquisition. In Staff’s view, it is possible that Granite may be able to avoid the

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expense of the federally mandated pipeline integrity management requirements while still providing safe and reliable service, depending on changes to the corporate structure of Northern and Granite and system engineering.

Regarding the synergy savings predicted by Unitil, Staff pointed out that similar departments at Unitil and Northern/Granite are not being combined, rather, Unitil assumes that it can provide centralized management and administrative services to Northern and Granite at lower costs than those services by other NiSource companies. Considering that a distribution rate case can be opened to review any significant over-earning by UES resulting from the projected savings, Staff expressed its preference for any savings to be directly and completely flowed through to customers rather trying to track particular savings. Staff recommended that if the acquisition is approved, Unitil be required to submit an analysis of its various post acquisition allocation factors and how they were determined.

Finally, Staff stated that the plan to capitalize Northern/Granite with approximately equal portions of debt and equity appears reasonable although Staff again recommended close monitoring of the amount and timing of equity infusions to UES. Regarding the planned debt issuance for Northern, Staff stated that Unitil’s proposal to issue the debt in three tranches of different maturities is reasonable.

III.	SETTLEMENT AGREEMENT

For ease of reference, the numbering system used in the settlement agreement is retained in this summary. Article I consists largely of a procedural history of the docket and a summary is omitted here. The signatories to the settlement agreement agreed that:

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ARTICLE II.

Authorizations

2.1 Based upon the commitments in the settlement agreement, the proposed transaction (i.e., Unitil’s acquisition of Northern’s stock), as more fully described in the petition and amended in the settlement agreement, will not adversely affect the rates, terms, service or operations of Northern, and is lawful, proper and consistent with the public interest. The proposed transaction therefore should be approved pursuant to RSA 369:8, II(b) and 374:33, subject to the conditions set forth in the settlement agreement. Except for conditions set forth in sections 4.2 and 8.3 which become effective upon Commission approval of the settlement agreement, the conditions shall become effective upon consummation of the proposed transaction. In the event that the proposed transaction is terminated and not consummated, the conditions set forth in the settlement agreement will be void and of no further force or effect when Unitil and Northern provide notice of such termination to the Commission.

2.2 Subject to section 8.5, the proposed service agreement (Exhibit 6 to the petition) between Northern and Unitil Service Corp., and the amended and restated cash pooling and loan agreement are just and reasonable and do not require further investigation under RSA 366:5 at this time. Unitil commits to filing these final agreements with the Commission within ten days of execution pursuant to RSA 366:3. Unitil’s tax sharing agreement, which requires no amendment to add Northern, is also just and reasonable and requires no further investigation or filing under RSA 366:5 at this time.

2.3 In connection with the proposed transaction, but by separate order, Northern is authorized pursuant to RSA 369:1, 369:2 and 369:4, to issue at par, to institutional investors, promissory notes evidencing unsecured long-term debt of up to $80,000,000. The terms of the notes will range from 10 to 30 years and will bear fixed annual all-inclusive interest rates not to exceed 7.5 percent on an aggregate (weighted average) basis, to be determined through a private placement.

2.4 Northern will defer and amortize the transaction costs and the transition costs resulting from the proposed transaction over a ten year period, recognizing that Unitil has agreed to waive any right to seek recovery of such transaction costs and transition costs in rates. In addition, Unitil will not seek recovery of the transaction costs and the transition costs resulting from its acquisition of Northern and Granite through the rates of any of its other utility subsidiaries. Examples of transaction costs are investment banking, advisory and legal fees which are incurred by Unitil to achieve the proposed transaction while transition costs are non-recurring expenditures incurred by Unitil for transition and support services, including expenses incurred under the transition service agreement. 4

[4]

The transition service agreement enables Unitil to obtain as a variety of services from NiSource that may be necessary for Northern and Granite to be operated and maintained consistent with past practices until NiSource and Unitil have accomplished the successful transition of all business functions performed by NiSource before the closing. The initial term of the agreement is 120 days, with the opportunity for Unitil to extend the term for two extension periods of 3 months each. NiSource will be paid its fully loaded cost for services provided under the agreement, plus an additional profit factor of 10% and 15% for the respective succeeding two extension periods.

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ARTICLE III.

Rate Matters

3.1 Synergy Savings: Unitil commits that, at the time of any change to any of Northern’s rate components, any synergy savings resulting from the proposed transaction will flow through to rate payers and Unitil will not seek to retain or share such synergy savings resulting from the proposed transaction. Unitil also commits to treat any synergy savings accruing to its other utility subsidiaries in the same manner.

3.2 Rate Stabilization: The earliest Unitil may file for a change in Northern’s New Hampshire Division’s base rates is November 1, 2010, with temporary rates effective no earlier than May 1, 2011 (the stay-out period), except as follows:

a.	Prior to the end of the stay-out period, if one or more large general service customers taking service under rate schedules T-42, T-52, G-42, G-52 and/or any special contracts notify Northern of plans to reduce the taking of firm service requirements from Northern prior to 2011 such that the aggregate reduction would result in an 8% or greater decrease below the level of Northern’s total New Hampshire 2007 distribution revenues (individually or in the aggregate), the stay-out period will terminate; or

b.	If prior to the end of the stay-out period the rates of Granite are to become subject to state jurisdiction, the stay-out period will terminate and Unitil may file for a change in Northern’s New Hampshire Division base rates with new rates effective with the transfer of jurisdiction.

3.3 Integration Costs: In a future Northern base rate proceeding, Unitil will be allowed to request recovery of its prudently incurred integration costs for capitalized project expenditures to build or upgrade systems and facilities required for Unitil to independently operate Northern. Integration costs are the necessary capital expenditures incurred by Unitil to meet Northern’s post-closing service obligations to customers, and which: (1) upgrade, replace or supplement existing utility plant, equipment and systems and their associated costs; or (2) enhance and/or extend the useful life of existing plant, equipment and systems. Integration costs will be depreciated over the average service life, plus three years. A more extensive description and current estimate of the integration costs are included in Attachment A to the settlement agreement.5

The parties are also required to enter into good faith negotiations to provide for any transition services which may still be necessary after the second extension period.

[5]

This attachment notes that Unitil is acquiring the assets, personnel and operations facilities of Northern but not any of the personnel, facilities and systems of NiSource and Bay State that provide centralized administration, customer support and operations management services to Northern. The attachment lists 20 integration projects associated with the acquisition of Northern, representing a projected capital expenditure of approximately $3.2 million, and notes that there are approximately 37 additional “systems tools” currently employed by NiSource which will be replaced by Unitil during the integration process. Finally, the attachment states that the proposed transaction may accelerate the expenditure of these equipment upgrade costs which would normally be spent and depreciated over 5 years and repeated in normal cycles of replacement and upgrade. According to the attachment, Northern has and will pay a normal amount of equipment depreciation and lease costs for these computer equipment costs and the proposed transaction simply replaces these costs from NiSource with costs charged directly to depreciation at Northern.

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3.4 Purchase Acquisition Adjustment: Pursuant to the terms of the proposed transaction, an acquisition adjustment (i.e., a difference between the purchase price and net book value of the equity acquired) is expected to be recorded. In its petition, Unitil estimated a negative acquisition adjustment of approximately $21.4 million. Any acquisition adjustment (positive or negative) will be accounted for “below the line” over a ten year period.

3.5 Accumulated Deferred Income Tax: In regard to Unitil’s Section 338(h)(10) election in accounting for the acquisition of the common stock of Northern, Unitil commits to hold Northern’s customers harmless for the elimination of the historical accumulated deferred income tax (ADIT) liabilities resulting from such election by maintaining pro-forma accounting for regulatory purposes to continue to provide ratepayers with the ratemaking benefit of Northern’s ADIT balances existing prior to the proposed transaction, until such time as Northern’s actual ADIT, related to the historical utility plant assets acquired, equals or exceeds the level that Northern’s pro-forma ADIT would have been absent the proposed transaction. The ADIT balances related to capital additions after the closing date are not affected by the Section 338(h)(10) election and the treatment of these balances will not change for accounting and ratemaking purposes.

3.6 Cost of Capital: Unitil commits that in future regulatory proceedings it will impute Northern’s existing cost of debt until Northern’s existing debt instruments would have expired. Unitil also commits not to seek the recovery of any “equity issuance” costs related to raising equity for the acquisitions.

3.7 Unitil agrees to continue accounting for environmental remediation costs in the jurisdiction where they occur, and agrees to continue to use the current cost recovery mechanism for such prudently incurred costs.

ARTICLE IV.

Additional Customer Provisions

4.1 Low-Income and Energy Efficiency Programs: Unitil agrees that Northern will continue the low income discount program and low income energy efficiency program (the programs) currently offered to customers in Northern’s New Hampshire Division. Subsequent to the closing of the proposed transaction, Unitil agrees to continue to evaluate the programs in consultation with the Commission Staff and other interested parties for possible improvements and expansion. Unitil also agrees to include New Hampshire Legal Assistance and its low income clients in meetings with Commission Staff and the OCA to review the status of the programs.

4.2 Customer Communications: Unitil commits to develop customer communications for announcing the proposed transaction and related transition efforts with the goal of making the transition as transparent as possible for Northern’s customers. Northern shall provide the Staff, the OCA and other interested parties with advance copies of bill inserts and other customer communications.

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ARTICLE V.

Service Quality

5.1 Unitil agrees that Northern will adhere to the following new service quality metrics which include automatic penalty provisions similar to the provisions established by the Commission in Order No. 24,075 in Docket DG 01-182. In this regard, the parties and Staff agree that Northern will be subject to an automatic penalty of $5,000 per month for failing to meet any one of the five performance goals listed in this section in any given month. Multiple failures to meet performance goals within any given month will not constitute multiple finable violations and Northern’s maximum monthly penalty exposure will be $5,000. Under no circumstances will Northern’s annual maximum penalties for performance with respect to all service quality categories exceed $60,000.

a.	Telephone Service Factor (non-emergency): After the transition of customer service to Unitil, 80% of calls on an annual basis to the billing, service or credit queues will be answered within 20 seconds. The calls included in this calculation will be those that are not resolved by the Interactive Voice Response (IVR). Performance will be reported monthly; however, performance will be subject to penalties only if the cumulative performance in any given 12 month period falls short of the target. During the first twelve months after the transition of the customer service functions to Unitil, the calculation of a rolling twelve month average Telephone Service Factor (TSF) will be based on a simple average of the twelve monthly TSF values. For the months prior to the transition of the customer service functions to Unitil, the calculation will utilize the measure calculated by Northern under the prior standard, e.g. 80% of calls answered within 30 seconds.

b.	Telephone Service Factor (emergency): 90% of the emergency calls on a monthly basis will be answered within 20 seconds. Performance will be reported monthly and will be subject to penalties if the performance in a month falls short of the target.

5.2 Unitil agrees that Northern will continue to adhere to the following service quality metrics which include automatic penalty provisions:

a.	No more than 2% of all calls, measured quarterly, to call center or any other service center with responsibility for responding to customer calls, will encounter a busy signal or other busy indication.

b.	In any given month, 95% of all mutually agreed upon appointments for service will be met on the day scheduled. Customer initiated postponements are not included in this measurement.

c.	95% of complaints referred to the company by the Commission Staff will be resolved to the satisfaction of the Commission Staff within 2 weeks.

5.3 Unitil agrees that Northern will continue to report its performance relative to the following reporting-only service quality measurements:

a.	Monthly average speed of answer for its billing, credit and service lines;

b.	Monthly number of calls abandoned;

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c.	Monthly average time to abandon;

d.	and the following new measurement:

e.	Percentage of calls that are abandoned.

5.4 Unitil agrees that Northern’s goal is to achieve an abandoned call percentage in section 5.3(d) above that does not exceed 3.0%. This standard is not subject to an automatic penalty at this time.

ARTICLE VI.

Gas Safety and Reliability

6.1 Continuity of Distribution Systems: Unless Northern obtains the consent of the Commission to do otherwise, Northern will continue to own, operate, and maintain the distribution system to the upstream of the customer’s piping connection to the meter outlet. All meters shall be located at the customer’s structure, unless impractical.

6.2 O&M Reporting: Northern will provide the total number of hours spent on operation and maintenance activities each year in annual reporting of the calendar year. Reports are due by February 1 of each year to the Safety Division. Unitil agrees to work collaboratively with Staff to develop reporting formats based on available information within six months of the closing of the proposed transaction, to include information such as type of activity, number of employees per activity, and hours per activity.

6.3 Primary Valve Determinations and Notifications: Northern will maintain an adequate quantity of critical/primary valves for the distribution system such that it is reasonably likely in most instances that customer restoration time will not exceed 12 hours duration and isolated areas are limited to no more than 500 customers. Northern will notify the Safety Division within 60 days of any planned significant change in program if the quantity of critical/primary valves decreases by more than 5% during an annual program review.

6.4 Bare Steel Replacement Program: Beginning in calendar year 2009, Unitil agrees to implement a bare steel replacement program for Northern to be completed within nine years.

6.5 Marking of Underground Facilities: Unitil agrees that, as soon as practicable and by the end of the transition period, Northern will use in-house personnel for the marking of underground facilities. If in the future Northern changes the policy of in-house locating, Northern will inform the Safety Division no later than six months before implementing a change. Northern has the burden of showing that any proposed changes will not result in a performance degradation to service quality, safety or reliability.

6.6 Emergency Response Standards: Northern will meet the following emergency response time standards for leak and odor calls received from non-Unitil personnel:

Normal hours	30 minutes	82%
After hours	30 minutes	80%
Weekends and Holidays	30 minutes	76%
Normal hours	45 minutes	90%
After hours	45 minutes	86%
Weekends and Holidays	45 minutes	84%
Normal hours	60 minutes	97%
After hours	60 minutes	95%
Weekends and Holidays	60 minutes	94%

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Northern will work with Staff to develop within six months a monthly report format that would provide information regarding emergency response time, such as:

A)	call initiation date

B)	call completion date

C)	call type (reflecting cause for call, e.g. odor inside at meter, odor outside, 3rd party damage, etc.)

D)	job code or work order #

E)	classification (normal hours, after hours, weekends & holidays)

F)	category (30 minutes, 45 minutes, 60 minutes )

G)	dispatch call receive time

H)	time of dispatch

I)	time held in dispatch [H-G]

J)	emergency responder receive time

K)	on scene time

L)	travel time of emergency responder [K-J]

M)	completion time

N)	total job time [M-K]

0)	response time [I+L]

P)	dispatcher name or employee #

Q)	emergency technician responding or employee #

R)	address of location (including street #, street, town)

6.7 Inspection Notifications: Northern will continue its present practice of notification to the Safety Division of all anticipated construction projects for the following week that involve gas line additions, repairs, modifications and maintenance.

6.8 Inspection Oversight: Northern will continue its current practice of inspecting contractor crews with in-house personnel not to exceed 1:4 span of control.

6.9 Post Transaction Service to the Atkinson/Plaistow/Salem Area: Until such time as Unitil fully integrates its service to the Atkinson/Plaistow/Salem area after the closing of the proposed transaction, Bay State will continue to service the area from its Lawrence facilities pursuant to the Transition Services Agreement. Unitil’s integration plan for this area will address staffing, shifts, and emergency response procedures to ensure no degradation in response time, and the establishment of a satellite facility for onsite storage of emergency materials, excavation equipment, and other materials as deemed necessary.

6.10 Nothing in the settlement agreement will be deemed to limit the Commission’s authority to require Northern to provide information regarding the

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provision of safe, adequate and reliable service or to require actions or to penalize Northern, as necessary, for service that is found, after appropriate proceedings, to be inadequate. The parties and Staff further agree that the metrics set by Articles V and VI do not define Northern’s service-related obligations in totality, and that the Commission may initiate service-related proceedings and impose additional standards or requirements pursuant to the Commission’s obligation to ensure safe, adequate and reliable service.

ARTICLE VII.

Granite State Gas Transmission Provisions

7.1 Granite Study: Unitil commits to conduct and complete a comprehensive collaborative study of the structure and operations of Granite and Northern, in coordination with the parties and Staff, within one year of the closing of the proposed transaction, as more fully described in Attachment B.6 The purpose of the study will be to assess whether the customers of Northern and Granite would be better served by integrating Granite and Northern and/or otherwise reorganizing them and their operations. Upon completion of the study, Unitil will work with affected parties in Maine and New Hampshire to solicit feedback, respond to questions and incorporate other views in preparing a final report to be filed with the Commission and the Maine Public Utilities Commission.

7.2 Granite Rates: Prior to the close of the proposed transaction, Northern will execute, and the OCA and the Staff will support, a firm transportation contract between Northern and Granite for the period November 1, 2008 through October 31, 2010 for 100,000 Dth of capacity at Granite’s current recourse rate of $1.6666/ Dth, which will effectively freeze the rates paid by Northern to Granite for firm transportation for a two year period, except that if prior to the end of the contract the rates of Granite become subject to state jurisdiction, the rates under the contract may be terminated. If the proposed transaction fails to close, the special firm transportation agreement will be for 100,000 Dth of capacity at the recourse rate of $1.6666/Dth and will terminate on October 31, 2009.

7.3 Commission Assessment: Unitil agrees that beginning with the Commission’s fiscal year starting July 1, 2009 Granite will be subject to the Commission’s annual assessment pursuant to RSA 363-A. The parties and Staff recommend that the Commission close Docket No. DR 91-210, a proceeding in which the applicability to Granite of the Commission’s annual assessment was at issue.

ARTICLE VIII.

Reporting

8.1 Unitil will provide timely access to Unitil’s books and records as required by applicable statutes and regulations.

[6]

The attachment states that the report will address, at a minimum, network planning, integrity management program costs, operational impacts, supply contracts, effects on customers, marketers and suppliers, and legal and regulatory matters.

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8.2 Unitil will provide timely access to affiliate books and records as required by applicable statutes and regulations.

8.3 Unitil will file, with the Commission, Staff and the OCA, an initial report on the status of the transition plan on or before September 15, 2008, and will file updates on a monthly basis thereafter with the Staff and the OCA. The transition plan reports will include: a) an update on the status of the business integration plan; and b) an update on the status of the Transition Services Agreement, including information on the costs incurred and the expected cost of completion for the transition plan.

8.4 Prior to closing on the terms of the proposed debt financing, Unitil commits to updating the Commission and the parties on the status of Unitil’s financing efforts and notifying the Commission and the parties in the event there are any subsequent changes in the terms, conditions and interest rates for the private placement of debt.

8.5 Unitil commits to submitting its intercompany allocation factors and the derivation of those factors to Staff and OCA for their review as soon as they are available after the consummation of the proposed transaction. Sufficient detail shall be provided to support the different allocators to be applied to different types of costs.

IV. POSITIONS REGARDING THE SETTLEMENT AGREEMENT

A. Joint Petitioners

Northern stated at hearing that there were no statements of fact in the petition or Unitil’s pre-filed testimony in support of the petition that it disagreed with. Unitil discussed at hearing some of the provisions in the settlement agreement in more detail. For example, Unitil confirmed that the definition of transition costs in section 2.4 is more inclusive than just the costs payable under the transition services agreement. According to Unitil, transition costs also include costs of hiring and staffing and related consulting services in the gap period before Unitil’s acquisition of Northern.

In referring to the synergy savings to be flowed through to customers pursuant to section 3.1 of the settlement agreement, Unitil presented an updated synergy savings analysis as of July 17, 2008. This analysis estimated annual operation and maintenance synergy savings attributable to the provision of centralized service fees by Unitil Service Corp. and cost effective purchasing of insurance and other services in a total amount of approximately $5.6 million, expected to be

DG 08-048	- 22 -

allocated to Unitil’s affiliated companies as follows: $1.5 million to Northern’s New Hampshire Division, $1.2 million to Northern’s Maine Division, $1.7 million to Fitchburg, $1.5 million to UES, and ($0.3) million to Granite. The estimates were based in part on: (1) Unitil Service Corp.’s 2008 costs; (2) the pre-acquisition 2007 central service fees paid by Northern and Granite to NiSource; (3) the expectation that the existing positions at the distribution operating center level would continue; and (4) the expectation that the 49 new positions at the Unitil Service Corp. level would be added at the midpoint of the salary ranges. In Unitil’s view, the acquisition will produce economies of scale because it will be able to spread its fixed and overhead costs over a larger customer base.

Under section 3.2 of the settlement agreement, Unitil agreed to extend the period during which Northern may not seek base rate relief one year beyond what it committed to in the petition, with temporary rates to be effective no sooner than May 1, 2011, subject to two exceptions. First, the stay-out provision would no longer apply in the event that Northern were to lose 8% or more of its base revenue associated with its largest customers. The second exception would apply in the event Granite’s rates become subject to state jurisdiction.

Unitil distinguished integration costs, for which Northern is allowed the opportunity to seek recovery in its next base rate case under section 3.3, from transaction and transition costs for which shareholders are responsible. It stated that integration costs are necessary capital expenditures for Northern to meet its obligations related to replacement or supplementation of existing utility plant, equipment and systems or enhancement and extension of the life of existing utility plant, equipment. From Unitil’s perspective, integration costs essentially represent the costs NiSource and its affiliates incur to provide these services, which are to be replaced by Unitil’s systems and its cost structure.

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With respect to section 3.5 regarding accumulated deferred income taxes, Unitil explained that customers will be held harmless from the elimination of historical accumulated deferred income tax liabilities resulting from the tax election and customers will also benefit to the extent that the credit to rate base would be higher in the future because of the tax election. Unitil also stated that under section 3.6, Northern’s customers will obtain the benefit of Northern’s current low cost of debt for ratemaking purposes until it would expire in June 2013. Thereafter, Northern’s new cost of debt will be used. In addition, Unitil commits not to seek recovery in future regulatory proceedings of any equity issuance costs, currently estimated to be approximately $4 million.

Unitil confirmed that under section 4.2, Unitil would not only provide interested parties and Staff with advance copies of bill inserts and other customer communications but would also provide them with the opportunity to comment in a collaborative process. According to Unitil, Article V regarding Northern’s service quality metrics contains enhancements or improvements to Northern’s currently effective metrics, in part bringing them in line with metrics already applicable to other Unitil companies and in some cases making the metrics more stringent. When questioned about the automatic penalties provision in light of the second sentence of section 6.10, providing that the metrics set by Articles V (and VI) do not define Northern’s service-related obligations in totality, Unitil stated that nothing in the settlement agreement limits the Commission’s authority regarding issues that arise for penalties or fines for any other service quality or other issue.

Regarding gas safety provisions, Unitil stated that Northern would continue its existing bare steel replacement program at the existing rate of replacement, which would allow the company to complete the program within 9 years as provided in section 6.4. Unitil recognized

DG 08-048	- 24 -

that after the acquisition, the Atkinson, Plaistow and Salem area of Northern’s service territory will no longer benefit, on a long term basis, from the proximity of Bay State’s facility in Lawrence, Massachusetts in terms of emergency response and other customer care facilities. Unitil agreed that under section 6.9 it must address staffing, shifts, and emergency response measures to ensure no degradation in response times in its integration plan for this area. Unitil agreed to establish a satellite facility for onsite storage of emergency and other materials, and excavation equipment in this area. In this regard, Unitil and Local 12012-6 specifically agreed7 on the first steps relative to concerns about servicing this area, as follows:

“Recognizing the need to provide safe and reliable service to the Atkinson, Plaistow, Salem area, and to expeditiously bring an end to the services from Bay State referenced in section 6.9 and provided under the transition service agreement, Unitil commits to post two service technicians [sic] and one distribution operator positions within one week of the closing. Unitil further agrees to develop an integration plan for this area within 30 days of closing and to share this plan with the Union and solicit the Union’s input and feedback before finalizing such plan.” Transcript of August 19, 2008 hearing at 41.

Unitil stated that the three incremental positions would be dedicated to the area of concern.

Article VII contains provisions related to Granite. Unitil stated that Granite is the backbone of the Northern system in New Hampshire and Maine and provides practically all its access to the interstate pipeline system. Thus, it was very important to Unitil that Granite be included in the acquisition. Under section 7.1, Unitil agrees to perform a comprehensive collaborative study of the structure and operations of Granite and Northern in coordination with the other parties and Staff. The elements of the study are set forth in attachment B to the settlement agreement. Unitil has agreed to share its findings, results and recommendations throughout the study process with the other parties and Staff so they can provide input, with the goal of achieving agreement on Unitil’s ultimate recommendations. Unitil confirmed that the focus of the study is to assess whether the customers of Northern and Granite would be better served by integrating them or otherwise reorganizing them and their operations.

[7]	This agreement was announced for the first time at hearing and is not a formal part of the settlement agreement.

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Unitil explained that section 7.2 provides for a rate freeze applicable to Granite. Granite and Northern currently have a five year special contract that expires at the end of October 2008. Accordingly, Northern must make a new election for capacity on Granite. Under section 7.2, Northern and Granite will enter into an agreement that Granite’s rates be set at the current “recourse rate,” the maximum tariff rate Granite has on file with the FERC, for a period of two years. However, to the extent Granite comes under state jurisdiction for rates, the “stay-out” would no longer apply and rate setting would be performed at the state level.

In terms of the operations of Granite and Northern after the acquisition, Unitil stated that NiSource is subject to strict FERC affiliate rules regarding the interaction of Granite and Northern. Unitil believes that because it is basically a local distribution company, without other pipeline assets or a marketing business, it can operate Granite and Northern in a more flexible manner, sharing staff and services in a way that is not permissible for NiSource so that Granite and Northern will be operated in a much more integrated manner in the future, which should lessen some of Staff’s safety and rate-related concerns.

Unitil agreed in section 7.3 that, on a prospective basis starting July 1, 2009, Granite will be subject to the Commission’s annual assessment pursuant to RSA 363-A. Accordingly, the parties and Staff recommended that the Commission close Docket No. DR 91-210, a proceeding concerning the Commission’s annual assessment of Granite. Section 8.3 requires periodic status reporting by Unitil regarding the transition plan, with an initial report due to be filed with the Commission, the other parties and Staff on September 15, 2008, and monthly reports thereafter.

DG 08-048	- 26 -

Unitil briefly described its business integration plan and explained that the integration process includes a planning and testing component. For each system, practice and operation that needs to be transitioned, Unitil will have a cut-over plan and conduct testing in a live environment before it approves and implements the cut-over. Unitil stated that the integration plan is on track for a November 2008 closing and its hiring plans are on schedule. It stated that it plans to adopt the best practices for operating Northern and Granite, which may consist of adapting practices at Fitchburg or relying on practices in effect at Northern and Granite. Unitil recognized that the acquisition will result in a significantly different customer mix8 but stated that it was comfortable with having as its most senior person with a natural gas background a director at Unitil Service Corp. rather than a person at the senior management level. Unitil also plans to hire additional employees for gas operations, gas compliance, gas supervision and gas construction and emphasized that its senior management is very familiar with operating local distribution companies.

Although the settlement agreement does not contain a “most favored nation” clause, Unitil stated that it had kept the parties in the Maine and New Hampshire proceedings informed about the terms of settlement in each state so that they could choose what they needed in terms of comparability. In Unitil’s view, however, there is no material difference in the settlements being proposed in both states.

In closing comments, Unitil stated that the process for reviewing the proposed transaction was rigorous and robust and one in which both the potential risks and benefits of the proposed transaction were thoroughly examined. It further argued that as a result of the commitments made in the settlement agreement, it has demonstrated that the proposed transaction will benefit ratepayers.

[8]

Currently, Unitil has approximately 100,000 electric customers and 15,000 gas customers in New Hampshire and Massachusetts while after the acquisition it will have approximately 100,000 electric customers and 67,000 gas customers in Maine, New Hampshire and Massachusetts.

DG 08-048	- 27 -

In its September 15, 2008 report filed with the Commission pursuant to section 8.3 of the settlement agreement, Unitil stated that there are two components to its transition plan: the transition services agreement and the business integration plan. The transition services agreement provides for the smooth transition of Northern and Granite to Unitil by ensuring that there is no interruption or diminution to the quality of service to customers as Northern and Granite are integrated into Unitil. According to Unitil, the goal of the business integration plan is to replace the transition services agreement services in an efficient and timely manner after the transaction closes.

Unitil stated that since early July 2008, 56 functional integration teams at Unitil have been working diligently to specify how and when each business function of Northern and Granite will be integrated into Unitil. Unitil reported that it is on schedule to complete the bulk of the functional transitions in the first 120 days following the closing, i.e., by the end of the first quarter in 2009, with only a few functions requiring transition services beyond that point. The business integration plan follows the organizational structure of the post-acquisition combined companies. Unitil reported that critical financial reporting systems must be developed or modified to accommodate 3 “new” companies for Unitil: Northern-Maine, Northern-New Hampshire, and Granite. According to Unitil, many shared support functions such as accounting, payroll and finance will be migrated to Unitil systems and processes but some systems and processes must be tailored to correspond to Northern’s business, regulatory and operating environment. Unitil stated that only integrated processes that are completely tested will go-live, and all processes will be supported by transition services until they are ready to go-live.

DG 08-048	- 28 -

Unitil stated that in order to address the risk of delay in the cutover of key processes, Unitil retains flexibility regarding the timing of the cutover of certain parts of Northern’s operations by planning alternate cutover dates and through negotiations with NiSource regarding the transition services agreement.

B. United Steel Workers of America Local 12012-6

Local 12012-6 stated that Unitil’s agreement to the plan for posting positions and developing an integration plan for the Atkinson, Plaistow, Salem area will allow Unitil to meet the goals for service in this area and to meet the “no net harm” test. It recommended that the proceeding move forward.

C. Mary Polcheis by New Hampshire Legal Assistance

New Hampshire Legal Assistance expressed its support for the settlement agreement. It is particularly pleased by Unitil’s commitment in section 4.1 to (i) continue the low income assistance program and the low income energy efficiency program, (ii) consider possible improvements to those programs, (iii) meet with the parties and Staff to discuss these issues, and (iv) include it and its low income clients in periodic meetings to review the programs.

D. OCA

OCA stated that although it had initially urged the Commission’s adoption of a “most favored nation” clause, Unitil and Northern had agreed to share information on a confidential basis in both states, which was helpful in facilitating discussion between OCA and its counterpart in Maine and obviated the need for such a clause. OCA also stated that section 3.2 of the settlement agreement, the Northern stay-out provision, provided customers with valuable short term rate protection. OCA further stated that section 4.1, regarding the low income assistance and energy efficiency programs, provides important customer protections and it

DG 08-048	- 29 -

expects to work with Unitil proactively on these issues. OCA noted that the customer communications review provision in section 4.2 is already being implemented. Regarding integration costs, the OCA stated that Unitil had provided additional detailed information on the estimate of such costs in Attachment A to the settlement agreement and the OCA noted that section 3.3 extends the depreciation period for the integration projects beyond their normal service lives. According to OCA, this provision provides Unitil with a mechanism for making necessary improvements sooner than Northern would have done absent the acquisition and the ability to recover the costs of the improvements, although over a slightly longer period, thus reducing Northern’s revenue requirement related to these projects. The OCA supports the settlement agreement as a fair resolution of the issues in the case.

E. Staff

Staff testified at hearing that the settlement agreement addressed its rate-related concerns since it includes provisions ensuring that customers will not be harmed by the loss of the accumulated deferred tax credit or by the increased cost of long term debt. In addition, Staff stated that although prudently incurred capital investments necessary to integrate Northern with Unitil are recoverable, they must be depreciated over a longer period than normal. Staff indicated that since most of these capital investments have relatively short service lives, it is likely that Northern would have replaced them and fully depreciated them over approximately the same period as Unitil.

Staff noted that Granite primarily serves Northern, which holds 93% of Northern’s subscribed capacity according to Staff.9 All of Northern’s upstream gas supplies pass through Granite and its capacity charges are recovered through the cost of gas. According to Staff, Granite’s operations affect safety and rate issues related to Northern and unless Unitil is able to

[9]	Marketers in Maine and New Hampshire hold the remaining 7% of capacity.

DG 08-048	- 30 -

operate Granite safely and economically, Northern customers could be harmed. The settlement agreement responds to these concerns by requiring Unitil to conduct a comprehensive, collaborative study of Granite and Northern operations. Staff testified that if Unitil’s final report finds that customers are best served by Granite as presently configured and all parties agree, no action by the Commission is required. If the report finds that customers would be benefited from state regulation of Granite, the Commission may be asked to participate in a FERC proceeding requesting state jurisdiction. If other parties or Staff do not agree with the results of the report, the Commission may be asked to open an investigation into what Granite structure is in the public interest. Staff stated that the fact that Unitil does not presently operate an interstate pipeline allows for a fresh look at Granite’s operations and corporate structure.

Staff stated that Articles VI and VII adequately address its safety-related concerns. Staff noted that Northern had very few cast iron mains and that it had reviewed the rate of Northern’s replacement of bare steel mains over the years. Staff agreed to the bare steel replacement program set forth in the settlement agreement but stated that at the conclusion of the 9 year replacement period, no bare steel mains should remain in the distribution system.

Staff indicated that the provision regarding emergency response times is consistent with the standards applicable to other operators in New Hampshire. According to Staff, Northern is meeting 6 of the 9 standards easily, and nearly meets the standard relating to 30 minute response times during normal business hours. The other 2 standards that need improvement relate to 30 minute after-hours response times and 30 minute response times during weekends and holidays. With a little more focused management, Staff is confident that Unitil will be able to meet all of these standards.

DG 08-048	- 31 -

Staff explained that the provision regarding the quantity of critical/primary valves set forth in section 6.3 is intended to ensure that the isolation areas within Northern’s system do not exceed 500 customers and response times do not exceed 12 hours. According to Staff, this provision is similar to the one established for EnergyNorth Natural Gas, Inc. except that EnergyNorth’s isolation area is a little larger, reflecting the larger size of its distribution system. Northern is also obligated to inform the Safety Division of any substantial changes to the primary valve designations. Furthermore, Staff is convinced of the importance of in-house marking of underground facilities for meeting the DigSafe program requirements and Section 6.5 continues that practice. In addition, Unitil has committed to do in-house marking in the Atkinson, Plaistow, Salem area.

Staff stated that the safety of Granite’s 40 miles of pipeline in New Hampshire and 47 miles of pipeline in Maine is federally regulated. Staff believes, however, that state safety jurisdiction would result in closer scrutiny of pipeline safety. Staff is hopeful that issues related to the way in which NiSource has operated Granite and Northern will be resolved by Unitil.

In closing, Staff stated that it had relied on a number of different Staff members with different areas of responsibility to review the proposed transaction. Staff noted that it and the other parties engaged in extensive discovery through numerous data requests and technical sessions, including an all-day technical session at Unitil’s Hampton headquarters with the Maine parties. Staff expressed support for the settlement agreement and recommended that the Commission approve it. Nevertheless, Staff pointed out that this acquisition presents major challenges for Unitil in terms of ensuring a smooth transition to new management and that it is important for Northern to continue to be responsive throughout the transition.

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V.	COMMISSION ANALYSIS

N.H. Code Admin. Rules Puc 203.20 (b) provides that the Commission shall approve disposition of any contested case by settlement “if it determines that the result is just and reasonable and serves the public interest.” See also RSA 541-A:31, V(a). In general, the Commission encourages parties to attempt to reach a settlement of issues through negotiation and compromise “as it is an opportunity for creative problem-solving, allows the parties to reach a result more in line with their expectations, and is often a more expedient alternative to litigation.” Unitil Energy Systems, Inc., Order No. 24,677 (October 6, 2007), slip op. at 17-18, quoting from Concord Electric Company, Order No. 24,072 (2002), 87 NH PUC 694, 708 and Concord Electric Company, Order No. 24,046 (2002), 87 NH PUC 595, 605, and orders cited therein. However, even where all parties enter into a settlement agreement, the Commission cannot approve it “without independently determining that the result comports with applicable standards.” Id.

In this case we are also guided by the underlying standards for approval of a public utility acquisition set forth in RSA 369:8, II (b) (requiring no adverse effect on rates, terms, service or operation of the utility) and RSA 374:33 (requiring the transaction to be lawful, proper and in the public interest). In applying these standards, we consider all the interests involved and all the circumstances in determining what is reasonable. See Grafton County Electric Light and Power Co. v. State, 77 N.H. 539, 540 (1915); Parker-Young Co. v. State, 83 N.H. 551, 561-562 (1929); Appeal of Pinetree Power, 152 N.H. 92, 97 (2005).

Consistent with the foregoing, we have reviewed the settlement agreement in conjunction with the entire record. An important factor in our review is whether the legitimate concerns of

DG 08-048	- 33 -

potential harm to customers of Northern and UES in connection with the acquisition raised by the non-utility parties are adequately addressed by the settlement agreement. We also look to whether the parties’ review of the proposed transaction is sufficiently thorough and comprehensive that we can have confidence in the result reached in the settlement. For the reasons discussed below, we conclude that the settlement agreement satisfies applicable standards and we will therefore approve it.

Regarding rate-related concerns voiced by parties and Staff, section 3.5 of the settlement agreement holds ratepayers of Northern harmless from the elimination of pre-acquisition accumulated deferred income tax liability balances that would have resulted from Unitil’s Internal Revenue Code section 338(h)(10) tax election.10 This is accomplished by maintaining pro forma accounting for regulatory purposes in order to continue to provide ratepayers with the ratemaking benefit of Northern’s pre-acquisition accumulated deferred income tax liability balances until such time as Northern’s actual accumulated deferred income tax liability balances, related to the pre-acquisition utility plant acquired, equals or exceeds the level that would have existed absent the transaction. Thus, commencing at that time, the higher accumulated deferred income tax liability balances would be used for ratemaking purposes. Under the settlement agreement, the treatment of accumulated deferred income tax liability balances related to capital additions after the closing will not change for accounting and ratemaking purposes.

Northern currently has a large long-term loan from NiSource bearing a very favorable fixed interest rate of 4.8% payable in June 2013. Unitil proposes to recapitalize Northern in connection with the acquisition such that this loan would be replaced by new long term debt

[10]	Accumulated deferred income taxes are income taxes that have been deferred as a result of revenues and expenses being recognized in different periods for book and tax accounting purposes. They are considered a source of funds that the utility is free to use in support of rate base investment. For New Hampshire ratemaking purposes, however, they are deducted from the rate base on which the utility earns a return because they are not a source of funds provided by shareholders. In this way, they serve to reduce the utility’s annual revenue requirement.

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estimated prior to hearing to bear a weighted average fixed interest rate of approximately 7.09%.11 Even taking into account changes in the relative portions of debt and equity in Northern’s capital structure following the acquisition, the higher interest rate is expected to increase Northern’s cost of debt for ratemaking purposes. The settlement agreement ensures that ratepayers are not harmed by providing in section 3.6 that Northern’s existing cost of debt is imputed in future ratemaking proceedings until such time as its existing debt instruments would have expired.

In its petition, Unitil committed that there would be no changes to Northern’s rates for at least a year after the closing, anticipated to occur in early November. The settlement agreement effectively extends this one year period by an additional year and a half, such that temporary rates would not be effective before May 1, 2011. Two exceptions, or “off ramps,” could shorten this rate freeze: a catastrophic, unexpected loss of large load and a reorganization of Granite resulting in Granite becoming subject to state jurisdiction, in which case there would need to be ratemaking activity to transition Granite from a FERC regulated entity to a state regulated entity. These exceptions are reasonable.

Unitil performed a synergy, or cost comparison, study indicating that Northern’s New Hampshire Division and UES12 can expect to benefit from significant annual cost savings, i.e. approximately $3 million, resulting from the acquisition. In respect to Northern, these cost savings are attributed to Unitil’s ability to provide centralized management and administrative services and cost effective purchasing to Northern at lower costs than it currently receives those services from other NiSource companies. Potential savings could also be obtained by UES and

[11]

Unitil’s September 19 report to the Commission regarding the status of its debt financing efforts stated that it was able to obtain an all-inclusive blended interest rate of 7.5% in 2 tranches for Northern’s new long-term debt.

[12]	Granite’s costs are expected to increase somewhat due to the acquisition but Northern ratepayers would still benefit in the long run since these cost increases would be outweighed by the cost decreases accruing to Northern.

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other affiliated companies from the allocation of centralized overhead and fixed costs over an expanded group of companies under common ownership. Cost savings are not guaranteed but under section 3.1 of the settlement agreement any and all cost savings will be flowed through to ratepayers of Northern and UES at the time of any change to their rate components.

Unitil will incur costs to achieve the cost savings, such as transaction, transition and integration costs. Under section 2.4 of the settlement agreement, transaction and transition costs are not recoverable from ratepayers. OCA and Staff originally argued against recovery of any integration costs. Under section 3.3, prudently incurred integration costs for capitalized project expenditures to build or upgrade systems, facilities and equipment required for Unitil to independently operate Northern, estimated to cost approximately $3.2 million (not including the replacement of 37 information tools), are recoverable in a future Northern base rate proceeding. However, integration costs, which will be incurred in connection with capital assets having relatively short 3 to 5 year service lives, will be depreciated over a period 3 years longer than would normally be the case, thus reducing Northern’s revenue requirement related to these assets. In addition, although the settlement agreement acknowledges that the proposed transaction may accelerate the expenditure of equipment upgrade costs, it also notes that Northern would incur a normal amount of equipment depreciation and lease costs anyway, and these costs charged by NiSource will simply be replaced with costs charged directly to depreciation at Northern. Under the circumstances of this case and considering the settlement agreement as a whole, we conclude that section 3.3 is acceptable.

The OCA was satisfied of the adequacy of Unitil’s commitment in its initial filing to maintain and improve Northern’s low income energy assistance and energy efficiency programs. Section 4.1 of the settlement agreement memorializes Unitil’s commitment which received the

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specific endorsement of New Hampshire Legal Assistance at hearing. Section 4.2, specifying that Unitil will submit customer communications for announcing the proposed transaction to Staff, OCA and other interested parties for review and comment should help eliminate or at least minimize misunderstandings and questions from customers.

The service quality provisions in Article V continue the standards, automatic penalties and reporting currently applicable to Northern with a few changes. First, after the transition of customer service to Unitil, the existing standard of 80% of non-emergency calls to be answered monthly within 30 seconds is changed to 80% of non-emergency calls to be answered on an annual basis within 20 seconds. The method for measuring performance for this standard has been modified as well to count only those calls answered by a representative, thus further improving service under this standard. In addition, the existing standard of 90% of emergency calls to be answered within 30 seconds is changed to 90% of emergency calls to be answered within 20 seconds. Lastly, a new measurement regarding the percentage of calls that abandon is added, including a goal of not more than 3%.

The new and continued service quality standards with automatic penalties are arguably somewhat more stringent than those to which Northern is now subject, giving Unitil the incentive to satisfy them, thus helping ensure that there is no deterioration in Northern’s service quality performance. Section 6.10 makes clear that the settlement agreement does not limit the Commission’s authority to require Northern to provide information regarding the provision of safe, adequate and reliable service or to take appropriate action for service that is found to be inadequate. It also clarifies that the service quality metrics set by Article V (and VI regarding gas safety) do not define Northern’s service-related obligations in totality and are without prejudice to the Commission’s prerogative to initiate service-related proceedings and impose additional requirements.

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A number of the Article VI gas safety provisions are the same as or comparable to gas safety provisions the Commission approved for EnergyNorth Natural Gas Inc. in National Grid plc et al., Order No. 24,777 (2007). For example, section 6.1 (Continuity of Distribution Systems) and the section 6.6 emergency response time standards are identical, while sections 6.3 (Primary Valve Determinations and Notifications), 6.5 (Marking of Underground Facilities), and 6.8 (Construction Oversight) are comparable. The bare steel replacement program for Northern set forth in section 6.4 is quite different from the cast iron/bare steel replacement program approved for EnergyNorth, but the circumstances of the two utilities regarding geography and amounts of cast iron and bare steel mains are also very different and Staff is satisfied that a maximum nine year replacement program for Northern consistent with past replacement rates is sufficient.

Northern faces a unique challenge in providing service to the Atkinson, Plaistow, Salem area. Section 6.9 requires Unitil to pay special attention to this area in its integration planning and the agreement reached between Local 12012-6 and Unitil is a first step in implementing an appropriate solution.

Unitil will work collaboratively with Staff regarding the operations and maintenance and emergency response time data reporting to be developed pursuant to sections 6.2 and 6.6 of the settlement agreement. We are hopeful that Unitil and Staff will be able to agree upon a reporting regime that will satisfy both Unitil’s management needs and Staff’s regulatory oversight responsibilities. In any event, section 6.10 confirms that the Commission’s authority regarding gas safety reporting and the assurance of safe and reliable service is preserved, notwithstanding the specific terms and metrics contained in the settlement agreement.

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Unitil has committed in section 7.1 to perform a comprehensive, collaborative study of the structure and operations of Northern and Granite, with a preliminary report to be completed within one year of the closing. Unitil has agreed to share all technical analyses, system models, economic evaluations, legal opinions and findings throughout the study process with the other parties and Staff in New Hampshire and Maine so they can provide input and express their concerns during the process, with the goal of achieving agreement on Unitil’s ultimate recommendations. Such collaboration minimizes the risk of misunderstandings and disagreements over the outcome of the study.

Since Northern is entirely dependent on Granite’s pipeline, Northern’s level of safety and reliability is inherently dependent upon Granite’s. And, since Northern is by far the largest customer of Granite, most of Granite’s costs are ultimately passed through to Northern’s customers. Granite is now spending substantial sums to meet federally mandated pipeline integrity management requirements, in addition to incurring the normal costs of operating and maintaining the pipeline.

The study is to commence immediately after the closing of the proposed transaction, and will allow Unitil to carefully consider how Granite and Northern might be operated and organized differently for the benefit of customers at the outset of its management. At this early stage, operational and organizational changes are more easily made than if Unitil had committed to replicate NiSource’s operation of Granite. Because Granite’s firm transportation rates are effectively frozen at the current recourse rate for a two-year period pursuant to section 7.2,13 Northern and its customers are given some protection against the risk of rate increases, and Unitil and the parties are spared the potential additional distraction of federal ratemaking proceedings during the study period.

[13]	The settlement agreement provides an exception in the event Granite’s rates become subject to state jurisdiction.

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We also consider Unitil’s hearing testimony indicating that, after the closing, it would be able to operate Granite and Northern in an integrated manner without being subjected to FERC’s strict affiliate transactions rules. This change could have benefits in terms of the safety and reliability of the system as a whole, but we expect Northern, Granite and Unitil’s other subsidiaries to be operated in compliance with the Commission’s affiliate transactions rules.

In section 7.3, Unitil agreed that on a prospective basis beginning with the Commission’s fiscal year starting July 1, 2009, Granite will be subject to the Commission’s annual assessment pursuant to RSA 363-A. This section contemplates that a long-standing Commission proceeding regarding the Commission’s annual assessment of Granite, Docket No. DR 91-210, will be closed. We direct Staff to close that docket upon issuance of this order.

The settlement agreement does not contain a “most favored nation” condition. OCA had originally argued for such a condition, but decided that the sharing of settlement information between the parties in the Maine and New Hampshire proceedings was sufficient. It is possible that conditions imposed on Unitil and/or Northern could result in different treatment in those jurisdictions. We will review the final outcome in those proceedings and we reserve our right to pursue appropriate remedies in future proceedings as necessary to protect the public interest.

The settlement agreement does not expressly require that the transition service agreement be filed with the Commission. It is important that the Commission receive a copy in order to properly exercise its oversight responsibilities. We will therefore require that a copy of the executed agreement be filed with the Commission.

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In concluding that the settlement agreement should be approved, we also consider certain other matters. For one thing, Granite and Northern will be locally managed and operated. This has several intangible advantages, including increasing local employment and maximizing the likelihood of responsiveness to the Commission’s regulatory concerns. Second, Staff expressed confidence in Unitil’s managerial and technological suitability to manage Northern’s gas supply portfolio and gas control and dispatch functions, notwithstanding the greater complexity and amount of supply and capacity necessary to serve Northern’s customers. Finally, we are persuaded that the review of the proposed transaction by the parties and Staff was thorough and comprehensive and we thus have additional confidence that the result represented by the settlement agreement is just and reasonable and serves the public interest.

Based upon the foregoing, it is hereby

ORDERED, as set forth above, the settlement agreement is approved; and it is

FURTHER ORDERED, that Unitil file with the Commission a true copy of the transition service agreement executed by NiSource, Inc. and Unitil within 5 days of execution.

By order of the Public Utilities Commission of New Hampshire this tenth day of October, 2008.

/s/ Thomas B. Getz	/s/ Graham J. Morrison	/s/ Clifton C. Below
Thomas B. Getz	Graham J. Morrison	Clifton C. Below
Chairman	Commissioner	Commissioner

Attested by:

/s/ Lori Davis
Lori Davis
Assistant Secretary